Exhibit 10.30

February 21, 2005

Mr. Paul K. Willmott

President

Uranium Resources, Inc.

650 S. Edwards Lane, Suite 108

Dallas, Texas  75067

Dear Mr. P. Willmott,

With reference to your letter dated February 17, 2005, your request has been seriously considered by us, and now we hereby advise you of our acceptance for increasing the sales/purchase price by US$[redacted] per pounds for the 2004 and 2005 deliveries under the existing Contract dated January 13th, 2004 as amended on August 19th, 2004.  Our decision was made by taking account of our long term relationships between two companies and the fact of a long way difference between our agreed price in the Contract and the current uranium market price.

We hope the above our decision would tighten our long established relationships further and would lead valuable business opportunity on both you and us in the near future.

Sincerely yours,

[redacted]